Exhibit 99.1

Amesite Inc. (NASDAQ: AMST) Announces 1-for-12 Reverse Stock Split
Effective Pre-Market Opening on February 22, 2023

DETROIT, MI. (February 17, 2023) – Amesite Inc. (NASDAQ: AMST), a leading artificial intelligence software company offering a cloud-based learning platform that delivers 99% learner retention for business and education markets, announced today that it will effect a 1-for-12 reverse split of its common stock effective as of the open of business on February 22, 2023. Commencing with the opening of trading on the Nasdaq Capital Market on February 22, 2023, the Company’s common stock will trade on a post-split basis under the same symbol AMST. The reverse stock split was approved by the Company’s stockholders at the special meeting held on February 15, 2023, with the final ratio determined by the Company’s board of directors.

As a result of the reverse stock split, the CUSIP number for the Company’s common stock will now be 031094204. As a result of the reverse stock split, every 12 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the reverse stock split becomes effective, the Company will have approximately 2,533,359 shares of common stock issued and outstanding.

The reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement.

Additional information concerning the reverse stock split can be found in Amesite’s definitive proxy statement filed with the Securities and Exchange Commission on January 23, 2023.

About Amesite Inc.

Amesite delivers its scalable, customizable, white-labeled online learning platform to universities, businesses, museums, and government agencies, enabling them to deliver outstanding digital learning. Amesite provides a single system that combines eCommerce, instruction, engagement, analytics, and administration using best-in-class infrastructure to serve multi-billion-dollar online learning markets. For more information, visit www.amesite.io.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company’s planned online machine learning platform, the Company’s business plans, any future commercialization of the Company’s online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Christine Petraglia

TraDigital IR

(917) 633-8980

christine@tradigitalir.com